Exhibit 10.1
AGREEMENT AND GENERAL RELEASE

Workstream, Inc. (“Employer”) and Philip L Oreste, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.	Last Day of Employment. Employee’s last day of active employment with Employer was February 15, 2008.

2.	Consideration. In consideration for signing this Agreement, complying with its terms, and not revoking this Agreement during the revocation period set forth below, Employer agrees to pay to Employee:

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The equivalent of three months salary, sixty two thousand and five hundred dollars ($62,500.00) as follows: Workstream will issue (3) monthly checks in the amount of Twenty Thousand Eight Hundred Thirty Three Dollars and 33 cents ($20,833.33) per check. The first check will be issued no later than the first day of the first month following the later of (i) Employer’s receipt of a signed original of this Agreement, or (ii) the expiration of the Revocation Period referenced below without Employee having revoked this Agreement during the Revocation Period, and each subsequent check will be issued no later than the first day of the month for the next three months. Workstream shall issue an IRS form 1099 at the end of the year to Phil Oreste. Workstream makes no representation as to the taxability of the amounts paid to Phil Oreste. Phil Oreste agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to this amount. Moreover, Phil Oreste agrees to indemnify Workstream and hold it harmless from any interest, taxes or penalties assessed against it by any governmental agency as a result of the non-payment of taxes on any amounts paid to and legally due by Phil Oreste under the terms of this Agreement;

•	30, 000 Restricted Stock Units which will be 100% vested upon signature of these conditions;

•	Workstream agrees to pay health insurance coverage for Phil Oreste ’s family through December 31, 2008;

•	Outstanding travel and expense reimbursement in accordance with the Workstream travel policy provided the expenses are submitted for processing no later than 30 days from the date of this agreement;

•	Outplacement assistance premium package through Allen and Associates;

•	Membership to 6FigureJobs.com for 12 months; and

•	Workstream waives its right to enforce any non-competition provisions of any agreements between Workstream and Phil Oreste.

3.
No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement, his fulfillment of the promises contained herein, and the expiration of the revocation period without Employee revoking this Agreement.

4.
General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;
•	Title VII of the Civil Rights Act;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan);
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act;
•	The Age Discrimination in Employment Act;
•	The Occupational Safety and Health Act;
•	The Workers Adjustment and Retraining Notification Act;
•	The Fair Credit Reporting Act;
•	The Uniformed Services Employment and Reemployment Rights Act;
•	Worker Adjustment and Retraining Notification Act;
•	Employee Polygraph Protection Act;
•	The employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);
•	California Fair Employment and Housing Act - Cal. Gov’t Code § 12900 et seq.;
•	Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim - Cal. Lab. Code §132a (1) to (4);
•	California Unruh Civil Rights Act - Civ. Code § 51 et seq.;
•	California Sexual Orientation Bias Law - Cal. Lab. Code §1101 et seq.;
•	California AIDS Testing and Confidentiality Law - Cal. Health & Safety Code §199.20 et seq.;
•	California Confidentiality of Medical Information - Cal. Civ. Code §56 et seq.;
•	California Smokers’ Rights Law - Cal. Lab. Code §96;
•	California Parental Leave Law - Cal. Lab. Code §230.7 et seq.;
•	California Apprenticeship Program Bias Law - Cal. Lab. Code §3070 et seq.;
•	California Equal Pay Law - Cal. Lab. Code §1197.5 et seq.;
•	California Whistleblower Protection Law - Cal. Lab. Code § 1102-5(a) to (c);
•	California Military Personnel Bias Law - Cal. Mil. & Vet. Code §394 et seq.;
•	California Family Rights Act Leave - Cal. Gov’t Code §12945;
•	California Kin Care Leave - Cal.Lab.Code §233;
•	California Parental Leave for School Visits Law - Cal. Lab. Code §230.7 et seq.;
•	California Electronic Monitoring of Employees - Cal. Lab. Code §435 et seq.;
•	Cal/OSHA law, as amended;
•	California Consumer Reports: Discrimination Law - Cal. Civ. Code §1786.10 et seq.;
•	California Political Activities of Employees Act - Cal. Lab. Code §1101 et seq.;
•	California Domestic Violence Victim Employment Leave Act - Cal. Lab. Code §230.1;
•	California Voting Leave Law - Cal. Elec. Code §14350 et seq.;
•	California Court Leave Law - Cal. Lab. Code §230;
•	any other federal, state or local law, rule, regulation, or ordinance;
•	any public policy, contract, tort, or common law; or
•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

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To achieve a full and complete release as described in herein, Employee expressly waives and relinquishes all rights and benefits afforded Employee by Section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of such specific waiver of section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HER OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of Releasees, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims not known or suspected to exist in Employee’s favor at the time of signing this Agreement.

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Employee agrees and understands this is a full and final release covering all known and unknown and anticipated and unanticipated injuries, debts, claims, or damages which may have arisen, or which may arise, connected with all matters from the beginning of time to the date hereof, including but not limited to those injuries, debts, claims, or damages now known or disclosed which may have arisen, or which may arise, from Employee’s employment with MSN and/or InteliStaf as described above. This Agreement does not extend to those rights which as a matter of law cannot be waived, including but not limited to unwaivable rights Employee may have under the California Labor Code such as rights to reimbursement or indemnity under Labor Code § 2802, nor does this Agreement affect any right Employee may have to receive workers’ compensation benefits, unemployment benefits pursuant to the California Unemployment Insurance Code or State Disability insurance benefits.

5.	Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.

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Employee also affirms that Employee has been paid and/or has received all compensation, wages, and/or benefits to which Employee may be entitled, including accrued but unused vacation time through February 15, 2008 in the amount of eight thousand six hundred sixty one dollars and forty one cents ($8661.41), representing 80.07 hours of vacation time, and unused flex time in the amount of one thousand seven hundred thirty dollars and seventy seven cents ($1730.77), representing sixteen (16) hours of flex time. Employee affirms that he waives all rights to any and all commissions and bonuses stipulated in any employment agreement or commission plan between Workstream and Employee. The agreed termination date is February 15, 2008, therefore Workstream is providing the difference between the final checks sent to Phil Oreste on February 15th 2008 and the effective termination date of February 15th, 2008. An additional 16 hours of wages in the amount of $1730.77 as well as an additional 4.62 hours of accrued time equating to $499.76 will be paid by Workstream with a check totaling $2230.53 included with is agreement via FedEx Delivery.

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Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been subjected to retaliation for taking such leave.

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Employee further affirms that Employee has no known workplace injuries or occupational diseases. Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and common law.

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Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

6.
Confidentiality and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release.

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Employee affirms that Employee has returned all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

7.
Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee last worked for Employer, without regard to that state’s conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

8.
Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.
Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

10.
Entire Agreement. This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO GINGER SIMPSON, DIRECTOR OF HUMAN RESOURCES, WORKSTREAM, INC., 2600 LAKE LUCIEN DRIVE #410, MAITLAND, FL 32751, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO GINGER SIMPSON OR MAILED TO GINGER SIMPSON AT THE ADDRESS LISTED ABOVE AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHISWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:
WORKSTREAM, INC.

By:

By:____________________________________	Ginger Simpson
Philip L. Oreste	Director of Human Resources

Date: __________________________________	Date: